Exhibit 99.1

PHI Group, Inc (n/k/a Philux Global Group Inc.) Signs Agreement with Geomagnetic Expert Eng. Dat Minh Doan to Provide “Pure Energy” Solutions to Reduce Greenhouse Gas Emissions and Fight Climate Change New York, Dec. 12, 2023 (GLOBE NEWSWIRE) — PHI Group, Inc. (n/k/a Philux Global Group Inc., www.philuxglobal.com, PHIL), is pleased to announce that the Company has signed an Agreement for Comprehensive Cooperation with Eng. Dat Minh Doan, a geomagnetic and quantum physics expert to jointly cooperate in applying Mr. Doan’s proprietary inventions that are specifically designed to exploit the earth’s available geomagnetic energy to generate “pure energy” and store energy without using an energy storage system.

According to the Agreement, both parties agree to use Philux Global Energy, Inc., a Wyoming corporation and wholly-owned subsidiary of Philux Global Group, Inc., Registration Number 2022-001066221, incorporated January 3, 2022, as the operating company to commercialize energy-related products based on the results of Eng. Doan’s 40 years of proprietary researches and developments, including producing and providing generators using the earth’s available geomagnetic energy, producing engines (spaceships, airplanes, ships, cars, trains, motorcycles, etc.) powered by the earth’s available geomagnetic energy, as well as developing additional multiple new technologies.

Eng. Doan’s core technologies include Schumann magnetic resonance, utilizing energy from lightning in the ionosphere, natural storage in the atmosphere as Energy Storage Systems (ESS), acceleration of Muon particles (subatomic particles) in the module, taking advantage of wave nodes and wave troughs in the process of transmitting energy in the form of multi-frequency impulses.

According to Eng. Doan, the distinctive advantages of this “Pure Energy” system include: 1) not depending on weather conditions, 2) does not require much land and/or water surface, 3) no need for large space – system can be compactly packed in two 40-foot containers for each MW, easy to transport, 4) electromagnetic compatibility with living organisms and humans, no harm effects to the health of humans, livestock, pets, or vegetation, 5) no waste or greenhouse gas emissions, 6) no heat generation, 7) no noise generation, 8) easy know-how protection with quantum encryptions, 9) easy to set up virtual power plants by using proprietary modules to coordinate output synchronously, 10) easy to establish wireless power transmission systems with huge capacity without heat loss at close range, suitable setup for two-way recharging for electric cars.

Eng. Doan will serve as the Chief Technology Officer of Philux Global Energy, Inc. and transfer intellectual properties related to energy generation and energy storage using the earth’s available geomagnetic energy to Philux Global Energy, Inc. to be patented jointly for commercialization. He will hold fifty percent (50%) of the initial Common Stock of Philux Global Energy, Inc.

Both parties mutally warrant that the intellectual properties and technologies that have been developed and will have been developed by Eng. Doan shall never be used for warfare purposes under any circumstances. In addition, Philux Global Group, Inc. is committed to spinning off and listing Philux Global Energy, Inc. in the U.S. Stock Markets, particularly Nasdaq, within one year or as soon as possible based on the progress and growth of this subsidiary.

Eng. Doan stated: “We look forward to cooperating with Philux Global Group to carry out our vision for a green planet, to keep Mother Earth still green, like its history 4.5 billion years ago and to fulfill our mission by contributing significantly to the COP28 global emissions reduction agreement.”

Henry Fahman, Chairman and Chief Executive Officer of Philux Global Group, Inc., concurred: “We are delighted to partner with Eng. Doan in this destined bond to deliver breakthrough “pure energy” solutions that should bring very significant long-term benefits to the global community as well as our shareholders, investors and all other stakeholders.”

About Eng. Dat Minh Doan

Engineer Dat Minh Doan, a graduate of Phu Tho University (n/k/a Polytechnic University of Ho Chi Minh City, Vietnam), initially studied quantum physics under Prof. Lieu Sanh Oanh Liet, Ph.D., and has spent 40 years of study, research and development, especially in geomagnetic energy, quantum physics and particle physics. He is an expert in applying Schumann magnetic resonance, energy from lightning in the ionosphere, natural storage in the atmosphere as Energy Storage Systems (ESS), acceleration of Muon particles (subatomic particles) in the module, and taking advantage of wave nodes and wave troughs in the process of transmitting energy in the form of multi-frequency impulses to create “pure energy.”

About PHI Group

PHI Group (n/k/a Philux Global Group Inc., www.philuxglobal.com, PHIL) primarily focuses on PHILUX Global Funds, a group of Luxembourg bank funds organized as “Reserved Alternative Investment Fund” (“RAIF”) (www.philuxfunds.com), and developing the Asia Diamond Exchange (“ADE”) in conjunction with the proposed International Financial Center in Vietnam. The Company also engages in mergers and acquisitions and invests in attractive businesses that have large, growing market potential and select special situations that may substantially enhance long-term shareholder value.

Safe Harbor Act and Forward-looking Statements

This news release contains “forward-looking statements” pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “may,” “future,” “plan” or “planned,” “will” or “should,” “expected,” “anticipates,” “draft,” “eventually” or “projected,” which are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements as a result of various factors.

Contact:

Philux Global Group Inc., (f/k/a PHI Group, Inc.)Email: info@philuxglobal.com

Phone: +1-714-642-0571